As filed with the Securities and Exchange Commission
on October 29, 1999                                     Registration No. ______
===============================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    --------

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                    --------

                               DIME BANCORP, INC.
                               ------------------
             (Exact Name of Registrant as Specified in Its Charter)

           Delaware                                                                    11-3197414
           --------                                                                    ----------
(State or Other Jurisdiction of                                                     (I.R.S. Employer
Incorporation or Organization)                                                      Identification No.)

589 Fifth Avenue, New York, New York                                                      10017
------------------------------------                                                      -----
(Address of Principal Executive Offices)                                                (Zip Code)

                         NORTH AMERICAN MORTGAGE COMPANY
                       RETIREMENT AND 401(k) SAVINGS PLAN
                       ----------------------------------
                            (Full Title of the Plan)

                              JAMES E. KELLY, ESQ.
                                 General Counsel
                   589 Fifth Avenue, New York, New York 10017
                   ------------------------------------------
                     (Name and Address of Agent for Service)

                                 (212) 326-6170
                                 --------------
          (Telephone Number, Including Area Code, of Agent For Service)

                         CALCULATION OF REGISTRATION FEE



-----------------------------------------------------------------------------------------------------------------------------
Title of securities to be    Amount to be registered    Proposed maximum     Proposed maximum          Amount of registration
registered                                              offering price per   aggregate offering price  fee
                                                        share*
-----------------------------------------------------------------------------------------------------------------------------
common stock, par            250,000                     $16.3125             $4,078,125                $1,133.72
value $.01 per share
-----------------------------------------------------------------------------------------------------------------------------

----------------------------

*    In accordance with Rule 457(c) and (h), the Maximum Aggregate
     Offering Price and Registration Fee have been computed as follows: (a) the price per share of the Common Stock of Dime Bancorp, Inc. (the "Company") has been based on the average of the high and low prices for the Common Stock of the Company as reported on the New York Stock Exchange on October 26, 1999, and (b) using such price per share, the aggregate amount of the Offering Price was then calculated on the basis of the aggregate amount of shares of Common Stock of the Company issuable in connection with the North American Mortgage Company Retirement and 401(k) Savings Plan.

                         NORTH AMERICAN MORTGAGE COMPANY
                       RETIREMENT AND 401(k) SAVINGS PLAN

                              Cross-Reference Sheet

                   Location in Prospectus of Items on Form S-8
         Pursuant to Rule 404 of the Securities Act of 1933, as Amended
Part I
Item No.                        Location in Prospectus
--------                        ----------------------
Item 1. (a)
           (1)                  Cover page; The Plan
           (2)                  Cover page; The Plan
           (3)                  The Plan
           (4)                  The Plan

        (b)
           (1)                  Cover page; The Plan
           (2)                  *

        (c)                     Cover page; The Plan

        (d)
           (1)                  The Plan
           (2)                  The Plan
           (3)                  The Plan
           (4)                  *
           (5)                  The Plan
           (6)                  The Plan

        (e)                     Cover page; The Plan

        (f)                     The Plan

        (g)                     The Plan

        (h)
           (1)                  The Plan
           (2)                  The Plan
           (3)                  *

        (i)                     The Plan

        (j)
           (1)                  The Plan
           (2)                  The Plan
           (3)                  *
Item 2.  The Plan; Incorporation of Certain Documents by Reference;
             Available Information

Part II                                                                   Page
Item No.                                                                  No.
--------                                                                  ----
Item 3.             (a)   Incorporation of Documents by Reference          1

                    (b)   Incorporation of Documents by Reference          1

                    (c)   Incorporation of Documents by Reference          1

Item 4.             *

Item 5.             Interests of Named Experts and Counsel                 2

Item 6.             Indemnification of Directors and Officers              3

Item 7.             *

Item 8.             Exhibits

                    (a)   Exhibits                                         5

                    (b)   *

Item 9.             Undertakings                                           6

-----------------------------------

           *         Not applicable

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION

       This Registration Statement relates to the registration of 250,000 shares of common stock, par value $.01 per share (the "Common Stock"), of Dime Bancorp, Inc. (the "Company"), to be offered or sold pursuant to the North American Mortgage Company Retirement and 401(k) Savings Plan (the "Plan").

       The documents containing the information about the Plan specified in Part I of Form S-8 will be sent or given to eligible and/or participating employees of the Company as specified by Rule 428(b)(1) of Regulation C under the Securities Act of 1933, as amended (the "Securities Act"), and such documents taken together with the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8 shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

       The Company shall provide a written statement to participants in the Plan advising them of the availability, without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, the documents which are incorporated by reference into the Section 10(a) Prospectus, and the documents required to be delivered to them pursuant to Rule 428(b) of Regulation C under the Securities Act. The address, title of the individual or department, and telephone number to which the request is to be directed shall be provided to participants.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

       The following documents previously filed with the Securities and Exchange Commission (the "Commission") are incorporated by reference:

       (i) The Company's Registration Statement on Form 8-A as filed with the Commission on January 10, 1995, which includes a description of the Common Stock;

       (ii) The Company's Annual Report on Form 10-K for the year ended December 31, 1998;

       (iii) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999;

       (iv) Current Reports on Form 8-K dated January 21, 1999, January 28, 1999, April 15, 1999, April 26, 1999, May 27, 1999, September 15, 1999,
September 20, 1999, September 24, 1999 and October 20, 1999, and Amendment No. 1 to Current Report on Form 8-K/A dated April 19, 1999; and

       (v) The description of the Stockholder Protection Rights Agreement, dated as of October 20, 1995, between Dime and First National Bank of Boston, as rights agent, contained in Dime's Registration Statement on Form 8-A, as filed with the SEC on November 3, 1995.

       All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of any post-effective amendment which indicates that all stock offered has been sold or which deregisters all stock then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of their filing. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

       Not Applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

       Ira T. Wender is a director of The Dime Savings Bank of New York, FSB ("Dime Savings Bank") and the Company. Mr. Wender is the sole owner of Ira T. Wender, P.C., which, commencing January 1, 1994, became Of Counsel to Patterson, Belknap, Webb & Tyler LLP. During that period, the firm represented Dime Savings Bank and the Company in certain legal matters. Fees paid to the firm in connection with such representation for the years 1996, 1997 and 1998 were $1,164,875, $2,036,957 and

$961,252, respectively. The Company has retained the firm to perform legal services during 1999. The firm will give an opinion on the validity of the securities being registered.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

       The Amended and Restated Certificate of Incorporation of the Company (the "Certificate") contains provisions expressly permitted under Delaware law that limit certain types of causes of action that can be maintained by a corporation (or by stockholders on behalf of the corporation) against its directors. Accordingly, in any action by the Company or its stockholders against the directors of the Company, the directors will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as directors, except for (a) any breach of the directors' duty of loyalty to the Company or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) improper dividends or distributions or (d) transactions involving improper personal benefit.

       The Certificate provides indemnification rights to any person who is made or threatened to be made a party to any action (other than an action by or in the right of the Company) by reason of the fact that such person has served as a director or officer of the Company (or of any other entity, including Dime Savings Bank, at the request of the Company) with respect to costs, expenses, judgments, fines and amounts paid in settlement. Subject to applicable banking laws and regulations, these indemnification provisions apply if such person acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of the Company and, with respect to a criminal action, if such person had no reasonable cause to believe that his or her conduct was unlawful. The persons described in the preceding sentence are entitled to indemnification rights in an action by or in the right of the Company with respect to costs, expenses and amounts paid in settlement, subject to the same standards, except where there is an adjudication of liability (in which case indemnification is permitted only upon a court determination that indemnification is, in view of all the circumstances, fair and reasonable). The Certificate also provides for the Company to advance expenses of litigation described in this paragraph on an on-going basis.

       Under the Certificate, indemnification of the costs and expenses of defending any action is required to be made to any director or officer who is successful (on the merits or otherwise) in defending the action. Furthermore, indemnification also is required to be made with respect to all amounts referred to in the preceding paragraph, unless a determination is made by a majority of disinterested directors (or if the disinterested directors so requested, or if a quorum of disinterested directors does not exist, by independent counsel or by the stockholders) that indemnification is not proper because the director or officer has not met the applicable standard of conduct.

       The Certificate also permits (but does not require) the Company to indemnify and advance expenses to its non-officer employees and agents in connection with any civil, criminal, administrative or investigative actions, suits or proceedings.

       The Certificate also provides that if the Delaware General Corporation Law is amended to expand the permitted indemnification of directors and officers, then the Company will indemnify directors and officers to the fullest extent permitted by such amendment.

       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, employees and agents of the Company pursuant to Delaware law, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

       In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, employee or agent of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer, employee or agent in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

       Pursuant to the terms of the Agreement and Plan of Merger, dated as of July 6, 1994, by and between the Company and Anchor Bancorp, Inc. ("Anchor"), as amended, the Company will also indemnify each present and former director and officer of Anchor, the Company and their respective subsidiaries against certain actions. In addition, pursuant to the terms of the Agreement and Plan of Combination, dated as of June 22, 1997, by and among North American Mortgage Company ("North

American"), the Company, The Dime Savings Bank of New York, FSB, and 47th Street Property Corporation, as amended and restated as of July 31, 1997, the Company will also indemnify each present and former director and officer of North American, the Company and their respective subsidiaries against certain actions. Finally, pursuant to the terms of the Agreement and Plan of Merger, dated as of December 15, 1998, between Lakeview Financial Corp. ("Lakeview") and the Company, the Company will also indemnify each present and former director and officer of Lakeview and its subsidiaries against certain actions.

       The Company will not be permitted to prepay (which would include the direct or indirect transfer of any funds or assets and any segregation thereof for the purpose of making, or pursuant to any agreement to make, any payment thereafter) any legal expenses or amounts of, or costs incurred in connection with, any settlement of, or judgment or penalty with respect to, any claim, proceeding or action, if made in contemplation of, or after, any insolvency of the Company or Dime Savings Bank or with a view to, or having the result of, preventing the proper application of the assets of Dime Savings Bank to creditors or preferring one creditor over another. Further, the Federal Deposit Insurance Corporation (the "FDIC") is authorized by statute to prohibit or limit, by regulation or order, both the Company and Dime Savings Bank from indemnifying officers, directors and employees for liability or legal expense with regard to any administrative proceeding or civil action by the appropriate banking agency which results in a final order pursuant to which such person is assessed a civil money penalty, is removed or prohibited from participating in the conduct of the affairs of the institution or is required to cease and desist or take affirmative action ordered by the agency. The FDIC has issued regulations that implement this statutory authority.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

       Not Applicable.

ITEM   8. EXHIBITS

       4.1 Copy of the North American Mortgage Company Retirement and 401(k) Savings Plan, as amended through October 29, 1999

       5.1 Opinion of Counsel regarding the Legality of the Common Stock Being Registered by the Company

       23.1   Consent of Counsel (included in Opinion of Counsel)

       23.2   Consent of KPMG LLP

ITEM 9.  UNDERTAKINGS.

       (a)    Rule 415 Offering. The Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

       (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) Filings Incorporating Subsequent Exchange Act Documents by Reference. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange

Act), that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) Incorporated Annual and Quarterly Reports. The Registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

       (d) Indemnification. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

       The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 28th day of October, 1999.

                            DIME BANCORP, INC.
                            (Registrant)


                            By: /s/ Lawrence J. Toal
                               ------------------------------------------
                               Lawrence J. Toal
                               Chief Executive Officer, President
                               and Chief Operating Officer

       Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities as of October 28, 1999. In addition, the undersigned hereby constitute and appoint Lawrence J. Toal and James E. Kelly, or either of them acting alone, each with the full power of substitution and resubstitution, as his or her respective true and lawful attorney-in-fact and agent, for him or her and in his or her name, place and stead, in any and all capacities, to execute a Registration Statement on Form S-8 relating to the North American Mortgage Company Retirement and 401(k) Savings Plan (the "Registration Statement"), and any and all amendments to such Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with such Registration Statement, as fully to all intents and purposes as he or she might or could do in person, and do hereby ratify and confirm all that such attorney-in-fact and agent, or their respective substitutes or resubstitutes, may lawfully do or cause to be done by virtue hereof.


                          Signature                                                     Title

                  /s/ Lawrence J. Toal                              Chief Executive Officer, President, Chief
---------------------------------------------------------------     Operating Officer and Chairman of the Board
                      Lawrence J. Toal                              (Principal Executive Officer)


                  /s/ Derrick D. Cephas                             A Director
---------------------------------------------------------------
                      Derrick D. Cephas

                  /s/ Frederick C. Chen                             A Director
---------------------------------------------------------------
                      Frederick C. Chen

                                                                    A Director
---------------------------------------------------------------
                    J. Barclay Collins II

                /s/ Richard W. Dalrymple                            A Director
---------------------------------------------------------------
                    Richard W. Dalrymple

                   /s/ James F. Fulton                              A Director
---------------------------------------------------------------
                       James F. Fulton


                    /s/ FRED B. KOONS                               A Director
---------------------------------------------------------------
                        Fred B. Koons


                  /s/ VIRGINIA M. KOPP                              A Director
---------------------------------------------------------------
                      Virginia M. Kopp

                 /s/ JAMES M. LARGE, JR.                            A Director
---------------------------------------------------------------
                     James M. Large, Jr.


                    /s/ JOHN MORNING                                A Director
---------------------------------------------------------------
                        John Morning


               /s/ MARGARET OSMER-MCQUADE                           A Director
---------------------------------------------------------------
                   Margaret Osmer-McQuade


               /s/ SALLY HERNANDEZ-PINERO                           A Director
---------------------------------------------------------------
                   Sally Hernandez-Pinero


                 /s/ DR. PAUL A. QUALBEN                            A Director
---------------------------------------------------------------
                     Dr. Paul A. Qualben


                /s/ EUGENE G. SCHULZ, JR.                           A Director
---------------------------------------------------------------
                    Eugene G. Schulz, Jr.


                    /s/ HOWARD SMITH                                A Director
---------------------------------------------------------------
                        Howard Smith


                 /s/ DR. NORMAN R. SMITH                            A Director
---------------------------------------------------------------
                     Dr. Norman R. Smith


                    /s/ IRA T. WENDER                               A Director
---------------------------------------------------------------
                        Ira T. Wender


                /s/ ANTHONY R.BURRIESCI                             Chief Financial Officer (Principal Financial Officer)
---------------------------------------------------------------
                    Anthony R. Burriesci


                   /s/ JOHN F. KENNEDY                              Controller (Principal Accounting Officer)
---------------------------------------------------------------
                       John F. Kennedy

                                  EXHIBIT INDEX

                                                                                                        Sequentially
                                                                                                          Numbered
Exhibit No.                                                                                                 Page
-----------                                                                                             ------------
4.1         Copy of the North American Mortgage Company
            Retirement and 401(k) Savings Plan, as amended
            through October 29, 1999.......................................................................  11

5.1         Opinion of Counsel regarding the Legality of the Common
            Stock Being Registered by the Company..........................................................  83

23.1        Consent of Counsel (included in Exhibit 5.1)...................................................  83

23.2        Consent of KPMG LLP............................................................................  85